EXHIBIT 2

                                          Sub-Item 77Q2


                       DREYFUS HIGH YIELD STRATEGIES FUND


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Section 30(h) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Securities and Exchange Commission ("SEC") regulations thereunder, the Fund's officers and Trustees, persons owning more than 10% of the Fund's shares of beneficial interest, and certain additional persons outlined in Section 30(h) of the 1940 Act are required to report their transactions in the Fund's shares to the SEC, the New York Stock Exchange and the Fund. Based solely on the Fund's review of the copies of such reports received by it, the Fund believes that, during the fiscal year ended March 31, 2006, all filing requirements applicable to such persons were complied with except the following:

1. Jonathan Uhrig, who became a portfolio manager of the Fund on January 24, 2005, did not report on a timely basis in a Form 3 filing that he had no beneficial interest in the Fund as of the date he was appointed a portfolio manager;
2. John McNichols, who became a portfolio manager of the Fund on January 24, 2005, did not report on a timely basis in a Form 3 filing that he had no beneficial interest in the Fund as of the date he was appointed a portfolio manager;
3. Thomas F. Eggers, who became the President and a director of The Dreyfus Corporation ("Dreyfus"), investment adviser of the Fund, on April 1, 2005 did not report on a timely basis in a Form 3 filing that he had no beneficial interest in the Fund as of the date he was appointed President and Director of Dreyfus.

Each of the described failures to file were subsequently reported on the appropriate Form during the fiscal year ended March 31, 2006.